Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

 FOR IMMEDIATE RELEASE
 ---------------------

             KATHY HOOKER-BURRESS NAMED PRESIDENT OF SYMITAR [TM]
                 - Appointment Follows Cormode Resignation -

 Monett, MO - August 30, 2005 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated computer systems and ATM/debit card/ACH transaction processing, today announced that Kathy Hooker-Burress has been named president of its Symitar subsidiary. Symitar is an industry-leading provider of software systems and related services for credit unions.

 Ms. Hooker-Burress succeeds Bruce Cormode who elected to resign following an extended medical leave of absence. She has served as Symitar's manager of national sales for more than five years, and has been instrumental in establishing Symitar's Episys[R] platform as the core processing solution that is now used by more credit unions with assets exceeding $25 million than any other alternative. Her sales management also supported the growing presence of Symitar's Cruise[R] system in the nation's mid-size credit unions.

 According to Jack Prim, CEO of Jack Henry & Associates, "We are confident that Kathy is the right person at this time for this position. She has a proven understanding of the credit union industry, a solid working knowledge of Symitar and our core and complementary solutions, and a real-world understanding of credit unions' technology and operational requirements. Kathy also has an uncompromising commitment to client service, care, and communications, which we expect will continually enhance the day-to-day experience of our clients."

 Ms. Hooker-Burress said, "I am honored by this vote of confidence and thrilled with the opportunity to work with the Symitar team and our clients in this new role. I am confident that the refinements we have made to our sales organization will enable me to dedicate my efforts to our company-wide commitment to exceed our clients' expectations and continually enhance their satisfaction with our products and our services."

 "In addition to congratulating Kathy on her new role, I want to sincerely thank Bruce for his leadership and his impact on our progress. Having worked closely with Bruce during the past five years, I believe Kathy is poised with an outstanding opportunity to leverage Bruce's contributions to make Symitar an even better technology partner for our clients," concluded Mr. Prim.

 Prior to her tenure at Symitar, Ms. Hooker-Burress had more than 20-years of client service and sales management experience with companies that provide credit unions with technology solutions.

 In 2000, Symitar became a wholly owned subsidiary of Jack Henry & Associates to ensure its viability in the consolidating data processing marketplace. The two companies share a consistent corporate culture and service philosophy, and as part of Jack Henry provides greater access to the complementary products and services that credit unions need to proactively compete in today's marketplace.


 About Symitar

 Symitar, a wholly owned subsidiary of Jack Henry & Associates, Inc., is a leading provider of integrated computer systems for credit unions now serving more than 600 credit union clients throughout the United States and abroad. For additional information about Symitar, visit the company's Web site at www.symitar.com.


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has approximately 7,000 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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